Exhibit 99.1

Introgen Reduces Development Staff to Focus on Commercial Activities after ADVEXIN Regulatory Filings in U.S. and Europe

Manufacturing Subsidiary Staffing to be Increased

AUSTIN, Texas--(BUSINESS WIRE)--Introgen Therapeutics, Inc. (NASDAQ:INGN) today announced a re-allocation of employees to focus on regulatory review and commercial activities. After years of product development, Introgen is directing corporate spending toward regulatory review programs, commercialization and the future marketing of ADVEXIN therapy. Recently the Company achieved the major corporate milestone of filing for regulatory approval of ADVEXIN cancer therapy in the U.S. and Europe. From its current total of approximately 70 employees, Introgen will eliminate approximately 20 positions primarily associated with ADVEXIN development and regulatory submission programs that have now been completed. Some of the approximately 50 remaining Introgen employees and some new employees are expected to join Introgen’s manufacturing subsidiary, Introgen Technical Services, Inc. The Company anticipated reductions in ADVEXIN program expenses contained in previous financial guidance.

“These steps will allow Introgen to conserve and re-direct resources toward its current mission, the approval and marketing of ADVEXIN p53 therapy,” said David G. Nance, Chairman and CEO. “Over the past twelve years we have managed more than 30 clinical trials involving more than 700 patients. We successfully developed production methods and manufacturing infrastructure for a new class of therapy. We linked our molecular therapy and clinical findings with biomarkers using pre-treatment diagnostics to guide clinical care and reduce toxicities for cancer patients. We have completed the considerable accomplishments of regulatory filings on two continents. We acknowledge the great contributions of our employees, past and present, toward the realization of truly personalized medicine.”

About Introgen Technical Services (ITS)

It is anticipated that ITS will supply Introgen's future product inventory needs for development stage and future commercial products. Advances in both scale and flexibility of biologics production have allowed Introgen to build its product inventories and to manufacture under contract for select projects. Sourcing commercial grade clinical materials produced to Good Manufacturing Practices ("GMP") specifications has historically been one of the most difficult challenges faced by drug developers and researchers. In developing its own product pipeline, Introgen has created flexible, scalable GMP production capabilities, including the skills needed to convert early stage, lab-grade production into robust and scalable therapeutic product classes, suitable for clinical studies and commercial use. It is anticipated that ITS will have responsibility for supplying Introgen with stocks of ADVEXIN and other of the Company's five clinical-stage products. ITS plans to expand contract GMP manufacturing and process development services to meet demands and opportunities from commercial, academic and government clients. Under licenses from Introgen, ITS will obtain access to intellectual properties, including patents, proprietary quality and validation systems, and broad GMP knowledge systems. ITS will operate Introgen's current facilities which house its process, scale-up, production and fill/finish capabilities. ITS plans to develop revenues by supplying contract technical and production services to clients. Introgen plans to enter into agreements with ITS to provide for royalty payments from ITS under the terms of the non-exclusive licenses to ITS. ITS is wholly owned by Introgen. Although Introgen will fund ITS’s operations during the near-term, future financing plans for ITS may include equity or other financing, government source funding, project or program based transactions. ITS may acquire, lease or sublease facilities and equipment from Introgen. The goal of ITS is to leverage Introgen's broad commercial manufacturing and related capabilities and to profitably and proactively make those capabilities available to commercial, academic, and government entities worldwide. For many years, Introgen has been approached by entities from around the world to provide these services. The formation of ITS will enable this market to be served and to optimize Introgen's shareholder investment in its GMP capabilities.

Recently, The Texas A&M University System (“A&M System”), ITS and Introgen announced they formed an alliance to address opportunities for process development and production of therapeutics, vaccines, delivery systems and devices for human and veterinary applications for biopharmaceutical industry, academic research and government clients, including the bio-defense and public health sectors.

About Introgen Therapeutics, Inc.

Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted molecular therapies for the treatment of cancer and other diseases. Introgen is developing molecular therapeutics, immunotherapies, vaccines and nano-particle tumor suppressor therapies to treat a wide range of cancers using tumor suppressors, cytokines and genes. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates multiple manufacturing facilities including a commercial scale cGMP manufacturing facility. In June 2008 Introgen submitted a Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) requesting marketing approval for ADVEXIN p53 therapy to treat recurrent, refractory head and neck cancer. Simultaneously, Gendux Molecular Limited, an Introgen subsidiary, submitted a Marketing Authorization Application (MAA) to the European Medicines Evaluation Agency (EMEA) for the same indication. ADVEXIN represents the first of a new class of tumor suppressor cancer therapy and is the first of its kind to be submitted for regulatory approval in the United States and Europe.

Statements in this release that are not strictly historical may be “forward-looking” statements, including those relating to Introgen’s efforts to gain efficiencies with workforce reductions and move certain workforce to Introgen Technical Services. The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen’s operations and business environment, including Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.

Editor's Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s Website at: www.introgen.com.

CONTACT:
Introgen Therapeutics, Inc.
C. Channing Burke, 512-708 9310 Ext. 322
c.burke@introgen.com